                                                                 EXHIBIT 99.1


 (CENTRAL PARKING CORPORATION LOGO)                                      NEWS

             2401 21st Avenue South, Suite 200, Nashville, TN 37212
                       (615) 297-4255 Fax: (615) 297-6240


FOR IMMEDIATE RELEASE

Contact:     Monroe J. Carell, Jr.
             Chairman and Chief Executive Officer
             (615) 297-4255


             CENTRAL PARKING CORPORATION ANNOUNCES MANAGEMENT CHANGE

NASHVILLE, TN - MARCH 14, 2005 - Central Parking Corporation (NYSE: CPC) announced today that Mark Shapiro has resigned his position as Senior Vice President and Chief Financial Officer. Mr. Shapiro, who will be returning to his home in Dallas, cited personal reasons for his resignation, including the need to focus on matters relating to his former employer.

         The Company named Jeff Heavrin, its Vice President - Controller and Chief Accounting Officer, to serve as the Chief Financial Officer on an interim basis. Before joining the Company in December 2002, Mr. Heavrin held positions of increasing responsibility with Deloitte Touche and served as controller of Service Merchandise Corporation. He has eight years of public accounting experience and is a certified public accountant. He graduated from the University of Louisville with degrees in both Accounting and Finance.

         "We appreciate Mark Shapiro's leadership and dedication to our Company," said Monroe J. Carell, Jr., Chairman and Chief Executive Officer. "Mark made many contributions, including the recruitment of experienced and talented professionals in the areas of Information Technology and Internal Audit. We wish him well as he returns to his home in Dallas.

         "At the same time, we are fortunate to have someone internally with the qualifications and ability of Jeff Heavrin to assume the responsibilities of the Chief Financial Officer position on an interim basis. I am confident that Jeff, working closely with Vice President and Treasurer Bob Votteler, Vice President of Information Technology Lee Kunkle and Vice President of Internal Audit Ron Kelps, will ensure continuity in our on-going projects and a smooth transition," said Mr. Carell.

           Central Parking Corporation, headquartered in Nashville, Tennessee, is a leading provider of parking and transportation-related services. As of December 31, 2004 the Company operated more than 3,400 parking facilities containing over 1.5 million spaces at locations in 37 states, the District of Columbia, Canada, Puerto Rico, the United Kingdom, the Republic of Ireland, Chile, Colombia, Germany, Mexico, Peru, Poland, Spain, Switzerland, Venezuela and Greece.

         This press release contains historical and forward-looking information. The words "estimates," "anticipates," "goal," "assumptions," "intend," "plan," "expect," "continue to expect," "remain optimistic," "should," "believe," "project," "objective," "outlook," "guidance," "forecast," "will likely result," or "will continue" and similar expressions identify forward-looking statements. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company believes the assumptions underlying these forward-looking statements are reasonable;

however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements. The factors that may result in actual results differing from such forward-looking information include, but are not limited to: the Company's ability to achieve the goals described in this release and other communications, including but not limited to, the Company's ability to maintain reduced operating costs, reduce indebtedness and sell real estate at projected values as well as continued improvement in same store sales, which is dependent on improvements in general economic conditions and office occupancy rates; the loss or renewal on less favorable terms, of management contracts and leases; the timing of pre-opening, start-up and break-in costs of parking facilities; the Company's ability to cover the fixed costs of its leased and owned facilities and its overall ability to maintain adequate liquidity through its cash resources and credit facilities; the Company's ability to comply with the terms of the Company's credit facilities (or obtain waivers for non-compliance); interest rate fluctuations; acts of war or terrorism; changes in demand due to weather patterns and special events including sports events and strikes; higher premium and claims costs relating to the Company's insurance programs, including medical, liability and workers' compensation; the Company's ability to renew and obtain performance and surety bonds on favorable terms; and the impact of claims and litigation, including but not limited to, the securities class action lawsuit pending against the Company; and increased regulation or taxation of parking operations and real estate.

         Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events. We have provided additional information in our Annual Report on Form 10-K for our fiscal year ended September 30, 2004, on Form 10-Q for the quarter ended December 31, 2004, filed with the Securities and Exchange Commission, and in other filings with the Securities and Exchange Commission, which readers are encouraged to review, concerning other factors that could cause actual results to differ materially from those indicated in the forward-looking statements.


                                     - END -